Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES THE SALE OF ITS NON-CORE
COMMERCIAL PRODUCTS BUSINESS UNIT (CBU)

Plymouth, Michigan, August 31, 2012 – Perceptron, Inc. (NASDAQ: PRCP) today announced that, effective August 30, 2012, the Company sold certain assets and liabilities of its Commercial Products Business Unit (“CBU”) to Inspectron, Inc. (“Inspectron”). CBU, one of Perceptron’s two reporting segments, designs and markets products for sale to professional tradespeople in the electrical, mechanics, plumbing, and construction markets. In fiscal year 2012, CBU accounted for approximately 9% of Perceptron’s total sales.

The purchase price was approximately $838,000 in cash. In addition, Perceptron retained CBU’s accounts receivable balance of approximately $608,000 that existed at the time of sale. Inspectron acquired the inventory, tooling, customer contracts, patents, trademarks, and other assets associated with CBU’s business operations. Under the agreement, Inspectron also assumed all of CBU’s service parts and warranty obligations and vendor commitments. Inspectron’s President is Richard Price, former Perceptron Senior Vice President of the Commercial Products Business Unit.

“We are pleased to have completed the sale of CBU and to be able to focus our attention on our Industrial Business Unit (“IBU”)”, said Harry Rittenour, President and CEO of Perceptron. “We considered a wide range of alternatives for CBU over the past several months, including sale, continued operation on a reduced scale, and closure. After a thorough evaluation, management and the board concluded that this sale produced the best outcome for the Company, its shareholders, and CBU’s customers.”

“Looking forward, we will concentrate on our Industrial Business Unit, which accounted for all of Perceptron’s growth and profits, and over 90% of sales in fiscal year 2012,” added Mr. Rittenour. “We are encouraged by the strength of this business over the past year as well as the possibilities that IBU provides us in fiscal year 2013 and beyond.”

Jack Lowry, Perceptron’s Chief Financial Officer, added: “We will be releasing our fiscal year 2012 financial results on Tuesday September 4, 2012 and our earnings call is scheduled for Wednesday September 5, 2012 at 10:00 A.M. eastern time. The Company will provide additional information about the sale of CBU during the earnings call. CBU’s financial results will be reported as discontinued operations in fiscal year 2012, and prior years’ results will be presented on a consistent basis.”

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 31, 2012

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2013, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2011. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

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